EXHIBIT 5


January 19, 1995

Securities and Exchange
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Ladies and Gentlemen:

I am representing Nalco Chemical Company (the "Company") in connection with the registration under the Securities Act of 1933 of 226,065 shares of common stock, par value $0.1875 per share ("Common Stock"), of the Company transferred by the Company as Corporate gifts to The Nalco Foundation and the North Carolina State University Endowment Fund (the "Selling Stockholders"). In connection therewith, I have examined or am otherwise familiar with such documents and instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion that the transfer has been duly authorized by the Board of Directors of the Company and the Selling
Stockholders have obtained legally issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the subject
 Registration Statement.

Very truly yours,


/s/ S. J. Gioimo
Suzzanne J. Gioimo